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                                                                  EXHIBIT 4.08




                               FIFTH AMENDMENT TO
                      AMENDED AND RESTATED CREDIT AGREEMENT


                            Dated as of July 30, 1999



                                  By and Among


                        EDUCATION MANAGEMENT CORPORATION,
                                 as the Borrower

                            THE BANKS PARTY THERETO,
                                  as the Banks

                         PNC BANK, NATIONAL ASSOCIATION,
                      as the Issuing Bank and as the Agent

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                               FIFTH AMENDMENT TO
                      AMENDED AND RESTATED CREDIT AGREEMENT


         THIS FIFTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT is made as of the 30th day of July, 1999 (the "FIFTH AMENDMENT"), to that certain Amended and Restated Credit Agreement dated as of March 16, 1995, as previously amended by the First Amendment to Amended and Restated Credit Agreement dated as of October 13, 1995, the Second Amendment to Amended and Restated Credit Agreement dated as of July 31, 1996, the Third Amendment to Amended and Restated Credit Agreement dated as of March 14, 1997, and the Fourth Amendment to Amended and Restated Credit Agreement dated as of June 30, 1998 (the Amended and Restated Credit Agreement as previously amended, together with all exhibits and schedules thereto, the "ORIGINAL AGREEMENT") (the Original Agreement as amended by the Fifth Amendment, together with all extensions, substitutions, replacements, restatements and other amendments or modifications thereof or thereto, the "CREDIT AGREEMENT") by and among EDUCATION MANAGEMENT CORPORATION, a corporation organized and existing under the laws of the Commonwealth of Pennsylvania (the "BORROWER"), the FINANCIAL INSTITUTIONS listed on the signature pages to this Fifth Amendment (individually a "BANK" and collectively the "BANKS"), PNC BANK, NATIONAL ASSOCIATION as the issuer of letters of credit under the Credit Agreement (in such capacity the "ISSUING BANK") and PNC BANK, NATIONAL ASSOCIATION, a national banking association as the agent for the Banks (in such capacity the "AGENT").

                                   WITNESSETH:

         WHEREAS, the Borrower and the Banks, the Issuing Bank and the Agent desire to amend the Original Agreement as set forth herein.

         NOW, THEREFORE, in consideration of the terms and conditions contained herein, and other good and valuable consideration, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I
                        AMENDMENTS TO ORIGINAL AGREEMENT

         FIRST: Section 1.1 of the Original Agreement is hereby amended in the following particulars:

         The following definitions are added to Section 1.1:

                  (a) "Common Stock Repurchase Program" means the Borrower's announced program to repurchase, up to $10,000,000 of the Borrower's common stock in one or more series of purchases at the current market price at the time of each such purchase.

                  (b) "Fifth Amendment" means the Fifth Amendment to the Amended and Restated Credit Agreement dated as of July 30, 1999.

         SECOND: Section 5.1 of the Original Agreement is amended and restated in its entirety to read as follows:


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                  5.1 Use of Proceeds. Proceeds of the Term Loans hereunder will be used to purchase the 1989 Term Loans from the 1989 Banks. Proceeds of the Revolving Credit Loans shall be used by the Borrower (a) to refinance the revolving credit loans, if any, outstanding under the 1989 Credit Agreement, (b) for general working capital purposes of the Borrower and its Active
Subsidiaries, including but not limited to capital expenditures, the acquisition and development of additional schools, draws to meet DOE regulatory requirements and Permitted Acquisitions, (c) to refinance the existing Senior Subordinated Notes; provided, however, such proceeds must be used to repay existing Senior Subordinated Notes in full not later than October 13, 1995 or the Borrower shall lose the ability to use proceeds of the Revolving Credit Loans for this purpose,
(d) for financing of loans to the ESOP, (e) provided the provisions of Section
7.3 have been satisfied, to acquire and hold as treasury shares up to approximately 98,000 shares of the Borrower's Series A 10.19% convertible preferred stock; provided, however, proceeds used for such purchase may not exceed $10,000,000 and must be disbursed in a single Disbursement; and provided, further this Preferred Stock Repurchase Draw may only be repaid with Net
Offering Proceeds or by the issuance of Additional Term Loan Notes, and (f) to finance the Common Stock Repurchase Program; provided, however, proceeds of the Revolving Credit Loans used for such purchases must not exceed $10,000,000 in the aggregate.

         THIRD: Section 6.12b of the Original Agreement is hereby amended and restated in its entirety to read as follows:

                  6.12b Redemption Restrictions. The Borrower shall not, nor shall it permit any Subsidiary to, purchase the Borrower's capital stock while the Credit Facility is outstanding, except for (i) the redemption of any such capital stock held by the ESOP in connection with the termination of service of employees of the Borrower or its Subsidiaries, (ii) the Common Stock Repurchase Program, and (iii) the redemption of any such capital stock by the Borrower from Management Shareholders as more fully set forth below.

                           (A) Upon the death, incapacity, retirement or termination of a Management Stockholder (other than Knutson, except as provided below), the Borrower may purchase such Management Stockholder's capital stock upon the terms and conditions set forth in the applicable Management Repurchase Agreement; provided that after giving effect to such purchase no Event of Default has occurred and is continuing; and provided, further, that the aggregate Net Purchase Price of all such purchases does not exceed in any Fiscal Year beginning on and after July 1, 1994, the sum of:

                                    (1) the applicable amount from among the
                  following amounts: (a) $500,000, (b) the difference between
                  (i) $1,000,000 in the earlier to occur of (A) any Fiscal Year ended after July 1, 1996 or (B) any Fiscal Year during which the Borrower's Consolidated Net Worth is greater than or equal to $50,000,000, plus

                                    (2) the proceeds paid to the Borrower during
                  such Fiscal Year pursuant to life insurance policies on its employees, plus

                                    (3) the Net Proceeds paid to the Borrower
                  during such Fiscal Year upon the resale or reissuance of the treasury stock related to repurchased capital stock.


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                           (B) Upon the death, incapacity, retirement or
         termination of Knutson, the Borrower may purchase his capital stock upon the terms and conditions set forth in the RBK Exchange and Repurchase Agreement, provided that after giving effect to such purchase no Event of Default has occurred or is continuing, and if such purchase is pursuant to the Initial Put and the Secondary Put (as such terms are defined in the RBK Exchange and Repurchase Agreement) (1) such purchases do not exceed the amounts set forth in Section 10(b) of the RBK Exchange and Repurchase Agreement, and (2) any purchases of capital stock owned by any Permitted Owner for cash may not exceed the proceeds available for such purposes under Key Man Life Insurance; provided, however, to the extent that such Key Man Life Insurance is unavailable or insufficient, the Borrower may purchase capital stock owned by any Permitted Owner subject to the limitations set forth in item (A) of this Subsection 6.12b.

The foregoing notwithstanding, any amount permitted to be expended, pursuant to items (A) and (B) immediately above, to redeem the capital stock of the Borrower in the immediate Fiscal Year, but not so expended, may be expended in the next succeeding Fiscal Year.

                                   ARTICLE II
                              CONDITIONS PRECEDENT

         This Fifth Amendment shall become operative as of the date hereof when each of the following conditions precedent are satisfied in the judgment of the Agent or have been waived in writing by the Agent:

                  (a) Fifth Amendment. Receipt by the Agent on behalf of the Banks and the Issuing Bank of duly executed counterparts of this Fifth Amendment from the Borrower and the Required Banks and the Issuing Bank.

                  (b) Closing Certificate. Receipt by the Agent on behalf of the Banks of a certificate signed by an Authorized Officer of the Borrower dated as of even date herewith certifying (i) that the representations and warranties set forth in the Original Agreement are true and correct in all material respects on and as of the date of this Fifth Amendment as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date (in which case, such representations and warranties shall have been true and correct on and as of such earlier date), and (ii) that no Default or Event of Default has occurred.

                  (c) Pro Forma Projections. Receipt by the Agent of pro forma financial calculations establishing that had the Borrower borrowed the entire $10,000,000 for the Common Stock Repurchase Program on or before June 30, 1999, it would have been in compliance with each of the Fiscal Covenants set forth in Sections 6.1, 6.2, 6.3 and 6.4 as of June 30, 1999.

                  (d) Fee. Receipt by the Agent for the pro rata benefit of the Banks of a fee in the amount of $30,000.

                  (e) Form U-1. Receipt by the Agent of executed and completed forms U-1.



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                  (f) Proceedings Satisfactory. Receipt by the Agent on behalf of the Banks of evidence that all proceedings taken in connection with this Fifth Amendment and the consummation of the transactions contemplated hereby and all documents and papers relating hereto have been completed or duly executed, and receipt by the Agent on behalf of the Banks of such documents and papers, all in form and substance reasonably satisfactory to the Agent and Agent's special counsel, as the Agent or its special counsel may reasonably request in connection therewith.

                                   ARTICLE III
                                  MISCELLANEOUS

         FIRST: Except as expressly amended by this Fifth Amendment, the Original Agreement and each and every representation, warranty, covenant, term and condition contained therein is specifically ratified and confirmed.

         SECOND: Except for proper nouns and as otherwise defined or amended herein, capitalized terms used herein which are not defined herein, but which are defined in the Original Agreement, shall have the meaning given them in the Original Agreement.

         THIRD: This Fifth Amendment has been duly authorized, executed and delivered by the Borrower.

         FOURTH: This Fifth Amendment shall be binding upon and inure to the benefit of the Borrower, the Banks, the Issuing Bank, the Agent and their respective successors and assigns.

         FIFTH: Nothing in this Fifth Amendment shall be deemed or construed to be a waiver, release or limitation upon the Agent's or any Bank's exercise of any of their respective rights and remedies under the Original Agreement or the other Loan Documents, whether arising as a consequence of any Events of Default which may now exist, hereafter arise or otherwise, and all such rights and remedies are hereby expressly reserved.

         SIXTH: This Fifth Amendment may be executed in as many different counterparts as shall be convenient and by the different parties hereto on separate counterparts, each of which when executed by the Borrower, a Bank, the Issuing Bank and the Agent shall be regarded as an original. All such counterparts shall constitute but one and the same instrument.

         SEVENTH: This Fifth Amendment shall be a contract made under and governed by the laws of the Commonwealth of Pennsylvania without regard to the principles thereof regarding conflict of laws.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]




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         Executed as of the day and year first above written.

                                     EDUCATION MANAGEMENT CORPORATION


                                     By: /s/ Robert T. McDowell
                                     Name:Robert T. McDowell
                                     Title:Senior Vice President and CFO


                                     PNC BANK, NATIONAL ASSOCIATION, in its
                                     capacity as the Agent, a Bank and the
                                     Issuing Bank


                                     By: /s/ Christine A. Filippi
                                     Name:Christine A. Filippi
                                     Title:Vice President


                                     KEYBANK NATIONAL ASSOCIATION


                                     By: /s/ Lawrence A. Mack
                                     Name:Lawrence A. Mack
                                     Title:Senior Vice President


                                     NATIONAL CITY BANK OF PENNSYLVANIA


                                     By: /s/ Vincent J. Delio, Jr.
                                     Name:Vincent J. Delio, Jr.
                                     Title:Vice President




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